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                                            FILED PURSUANT TO RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-89355

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 23, 2001)

                             [LOGO] BIOTECH HOLDRs

                       1,000,000,000 Depositary Receipts
                            Biotech HOLDRS SM Trust

   This prospectus supplement supplements information contained in the prospectus dated January 23, 2001, which updated the original prospectus dated November 22, 1999 relating to the sale of up to 1,000,000,000 depositary receipts by the Biotech HOLDRS SM Trust.

   The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                    Primary
                                                            Share   Trading
                    Name of Company                 Ticker Amounts   Market
     ---------------------------------------------  ------ ------- ----------
     Affymetrix, Inc.                                AFFX      4   Nasdaq NMS
     Alkermes, Inc.                                  ALKS      4   Nasdaq NMS
     Amgen Inc.                                      AMGN     46   Nasdaq NMS
     Applera Corporation--Applied Biosystems Group   ABI      18      NYSE
     Applera Corporation--Celera Genomics Group      CRA       4      NYSE
     BioChem Pharma Inc.(/1/)                        BCHE      9   Nasdaq NMS
     Biogen, Inc.                                    BGEN     13   Nasdaq NMS
     Chiron Corporation                              CHIR     16   Nasdaq NMS
     Enzon, Inc.                                     ENZN      3   Nasdaq NMS
     Genentech, Inc.                                 DNA      44      NYSE
     Genzyme Corporation                             GENZ      7   Nasdaq NMS
     Gilead Sciences, Inc.                           GILD      8   Nasdaq NMS
     Human Genome Sciences, Inc.                     HGSI      8   Nasdaq NMS
     ICOS Corporation                                ICOS      4   Nasdaq NMS
     IDEC Pharmaceuticals Corporation                IDPH     12   Nasdaq NMS
     Immunex Corporation                             IMNX     42   Nasdaq NMS
     MedImmune, Inc.                                 MEDI     15   Nasdaq NMS
     Millennium Pharmaceuticals, Inc.                MLNM     12   Nasdaq NMS
     QLT Inc.                                        QLTI      5   Nasdaq NMS
     Sepracor Inc.                                   SEPR      6   Nasdaq NMS

    -------

    (1) On December 11, 2000, BioChem Pharma Inc. and Shire Pharmaceuticals Group p.l.c. announced an agreement to merge in which Shire will acquire BioChem. The merger is subject to regulatory approval and customary closing conditions.

   The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

           The date of this prospectus supplement is March 30, 2001.